SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-08697
SERIES NO.: 1



74U.  1.  Number of shares outstanding
          Class A Shares        16,705
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B Shares         9,711
          Class C Shares         2,287


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares        $13.49
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares        $12.74
          Class C Shares        $12.75